Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Reports Third Quarter Results

New York, NY, November 21, 2008 – AnnTaylor Stores Corporation (NYSE: ANN) today reported results for the third quarter of fiscal 2008, ended November 1, 2008. Earnings per diluted share, excluding restructuring charges, were break-even, compared with earnings per diluted share of $0.67, on the same basis, in the third quarter of 2007. On a GAAP basis, including the aforementioned restructuring charges, which totaled $0.24 and $0.01 per diluted share in the third quarters of 2008 and 2007, respectively, loss per diluted share was $0.24 in the third quarter of 2008, compared with earnings per diluted share of $0.66 in the third quarter of 2007.

Commenting on the results of the quarter, Ann Taylor President and Chief Executive Officer Kay Krill stated, “As previously reported, after a solid first-half performance this year, our business turned soft in the third quarter, reflecting the dramatic deterioration in the overall economy and consumer spending—particularly during the latter part of the period. As a result, we have taken aggressive action to expand the cost reduction initiatives we announced earlier this year and to accelerate and increase the savings we expect from our restructuring program. At the same time, we are also aggressively managing our inventory levels and conserving our cash, to ensure we are well positioned to weather the very weak consumer environment we expect in the months ahead. We continue to maintain a strong balance sheet, including a solid cash and liquidity position. We are focusing our resources on managing through this difficult period, while also continuing to position our business for growth when the economy improves.”

Fiscal Third Quarter Results

Net sales in the third quarter of fiscal 2008 were $527.2 million, compared with net sales of $600.9 million in the third quarter of fiscal 2007. By division, net sales at Ann Taylor were $159.5 million in the third quarter of 2008, compared with net sales of $213.5 million in the third quarter of 2007. At LOFT, net sales were $263.0 million in the third quarter of 2008, compared with net sales of $296.9 million in the third quarter of 2007.

Comparable store sales for the quarter declined 19.4% versus the prior year, with Ann Taylor down 24.8% and LOFT down 15.4%. This performance reflected weakening trends at both divisions as the quarter progressed and was primarily due to the overall impact the dramatic decline both in consumer confidence and spending had on the Company’s in-store metrics and sales trends.

ANNTAYLOR

Gross margin, as a percentage of sales, declined 7.3 margin points to 48.8% for the third quarter of 2008, compared with a gross margin of 56.1% in the year-ago period. This performance reflected the impact of the top-line weakness and aggressive promotional activity to move through inventory.

Total inventory per square foot at the end of the third quarter of 2008 was down 10% versus year-ago, reflecting lower in-store inventory at all divisions and despite the impacts of LOFT Outlet, which was launched in July 2008, and Beauty, which was launched for Holiday 2007. By division, in-store inventory on a per square foot basis at Ann Taylor, excluding Beauty, declined 22% and, at LOFT, in-store inventory on a per square foot basis declined 14%.

Selling, general and administrative expenses for the third quarter of 2008 declined 4.3%, to $257.5 million, versus selling, general and administrative expenses of $269.0 million for the third quarter of 2007. This improvement reflected the benefit of restructuring savings and tight management of expenses and was achieved despite a 5% increase in the Company’s store base versus year-ago and the impact of planned expenses supporting the launch of LOFT Outlet.

During the third quarter of 2008, the Company recorded pre-tax restructuring charges totaling $19.9 million, reflecting $12.2 million in cash charges and $7.7 million in non-cash charges. The cash charges incurred during the quarter primarily related to severance associated with the Company’s organizational streamlining announced on November 6, 2008. The non-cash charges incurred during the quarter related to the additional write-down of assets associated with the Company’s store closure plan announced in January 2008. On an after-tax basis, restructuring charges incurred during the third quarter of 2008 totaled $13.2 million, or approximately $0.24 per diluted share. In the third quarter of 2007, pre-tax restructuring charges totaled $1.3 million, primarily related to consulting services to support the launch of the program. On an after-tax basis, restructuring charges in the third quarter of 2007 totaled $0.8 million, or approximately $0.01 per diluted share.

Excluding the aforementioned pre-tax restructuring charges, the Company reported essentially break-even operating income in the third quarter of 2008, compared with operating income of $67.9 million in the third quarter of 2007. On a GAAP basis, including restructuring charges, the Company reported an operating loss of $20.2 million in the third quarter of 2008, compared with operating income of $66.6 million in the third quarter of 2007.

Net income, excluding the aforementioned after-tax restructuring charges, was essentially break-even in the third quarter of 2008, compared with net income of $41.5 million, or $0.67 per diluted share, in the third quarter of 2007. On a GAAP basis, including restructuring charges, the Company reported a net loss in the third quarter of 2008 of $13.4 million, or $0.24 per diluted share, versus net income of $40.8 million, or $0.66 per diluted share, in the third quarter of 2007.

ANNTAYLOR

During the quarter, the Company opened eight LOFT stores, five Ann Taylor Factory stores and two LOFT Outlet stores. The Company closed seven LOFT stores and one Ann Taylor store during the quarter. Total store count at the end of the quarter was 966, comprised of 344 Ann Taylor stores, 520 LOFT stores, 90 Ann Taylor Factory stores and 12 LOFT Outlet stores. For the year, the Company expects to open 66 new stores, comprised of 25 LOFT stores, 23 Factory stores, 14 LOFT Outlet stores and four Ann Taylor stores. As part of its strategic restructuring program, the Company expects to close approximately 60 stores in fiscal 2008, with 33 Ann Taylor stores planned for closure and 27 LOFT stores planned for closure.

The Company did not repurchase shares of its common stock during the third quarter of fiscal 2008. During the first nine months of fiscal 2008, the Company purchased a total of 4.1 million shares, at an approximate cost of $101 million.

Fiscal 2008 Nine-Months Results

Net sales for the first nine months of fiscal 2008 were $1.7 billion, compared with net sales of $1.8 billion in the first nine months of fiscal 2007. By division, net sales at Ann Taylor were $542.9 million in the first nine months of 2008, compared with net sales of $652.6 million in the first nine months of 2007. At LOFT, net sales were $857.1 million in the first nine months of 2008, compared with net sales of $881.1 million in the first nine months of 2007.

Comparable store sales for the first nine months of 2008 declined 11.6%, with a 16.7% decline at Ann Taylor and an 8.0% decline at LOFT.

Gross margin, as a percentage of net sales, decreased 1.8 margin points to 51.6% in the first nine months of 2008. Selling, general and administrative expenses of $788.0 million in the first nine months of 2008 were down slightly, versus selling, general and administrative expenses of $789.4 million in the first nine months of 2007.

During the first nine months of 2008, the Company recorded pre-tax restructuring charges totaling $26.8 million, compared with $2.2 million in the first nine months of 2007. On an after-tax basis, restructuring charges totaled $16.4 million, or $0.28 per diluted share, in the first nine months of 2008, compared with after-tax restructuring charges of $1.3 million, or $0.02 per diluted share, in the first nine months of 2007.

Excluding pre-tax restructuring charges, operating income in the first nine months of 2008 was $94.3 million, compared with operating income of $169.5 million in the first nine months of 2007. On a GAAP basis, including restructuring charges, operating income in the first nine months of 2008 was $67.5 million, compared with operating income of $167.3 million in the first nine months of 2007.

ANNTAYLOR

Net income, excluding after-tax restructuring charges, totaled $58.1 million, or $1.00 per diluted share, in the first nine months of 2008, compared with net income of $105.2 million, or $1.63 per diluted share, for the first nine months of 2007. On a GAAP basis, including restructuring charges, net income for the first nine months of 2008 was $41.7 million, or $0.72 per diluted share, compared with net income of $103.9 million, or $1.61 per diluted share, for the first nine months of 2007.

Outlook

The Company indicated that it currently expects the weakness in consumer spending to persist through the fourth quarter and, as a result, it expects its fourth quarter top-line performance to be consistent with the trends experienced towards the latter part of the third quarter. Furthermore, the Company indicated that it expects the competitive environment to remain highly promotional and, coupled with a fourth quarter receipt plan that did not anticipate the magnitude of the current softness, it expects gross margin to remain under significant pressure. Given the volatility and uncertainty heading into the fourth quarter, the Company is not providing earnings per share guidance for the fourth quarter or the full year of fiscal 2008 at this time.

As noted above, the Company indicated that it is focused on preserving cash during the fourth quarter and into 2009 and has therefore significantly scaled back capital spending for next year. The Company indicated that it maintains a strong, debt-free balance sheet and believes that it will maintain a solid cash position throughout the fourth quarter and fiscal 2009.

About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 966 Ann Taylor, Ann Taylor LOFT, Ann Taylor Factory, and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of November 1, 2008, as well as online at AnnTaylor.com and AnnTaylorLOFT.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Contact:

Judith Pirro

Director, Investor Relations

Ann Taylor Stores Corporation

212-541-3300 ext. 3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, a downturn in the retail industry or changes in levels of store traffic;

•	continuation of lowered levels of consumer spending resulting from the worldwide economic downturn, lowered levels of consumer confidence and higher levels of unemployment;

•	the behavior of financial markets, including fluctuations in interest rates and the value of the U.S. dollar against foreign currencies, or restrictions on the transfer of funds;

•	the commercial and consumer credit environment;

•	continued volatility and further deterioration of the capital markets;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•

risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•

the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	risks associated with the Company’s reliance on foreign sources of production, including financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption;

•

the Company’s ability to achieve the results of its restructuring program, including the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected; and

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Nine Months Ended November 1, 2008 and November 3, 2007

(unaudited)

	Quarters Ended		Nine Months Ended
	November 1,	November 3,	November 1,	November 3,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Net sales	$527,216	$600,949	$1,711,194	$1,795,709
Cost of sales	270,060	264,106	828,911	836,817

Gross margin	257,156	336,843	882,283	958,892
Selling, general and administrative expenses	257,511	268,958	788,032	789,438
Restructuring and asset impairment charges	19,893	1,300	26,761	2,200

Operating (loss) income	(20,248)	66,585	67,490	167,254
Interest income	311	1,450	1,571	6,197
Interest expense	325	620	1,025	1,597

(Loss) income before income taxes	(20,262)	67,415	68,036	171,854
Income tax (benefit) provision	(6,815)	26,656	26,336	67,948

Net (loss) income	$(13,447)	$40,759	$41,700	$103,906

Basic (loss) earnings per share of common stock	$(0.24)	$0.67	$0.72	$1.63

Weighted average shares outstanding	56,252	60,930	57,697	63,629

Diluted (loss) earnings per share of common stock	$(0.24)	$0.66	$0.72	$1.61

Weighted average shares outstanding, assuming dilution	56,252	61,533	57,943	64,438

Number of stores open at beginning of period	959	887	929	869
Number of stores opened during period	15	38	63	60
Number of stores closed during period	(8)	(4)	(26)	(8)
Number of stores open at end of period	966	921	966	921
Number of stores expanded/relocated during period *	—	4	8	10

Total store square footage at end of period (000’s)	5,651	5,371

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

November 1, 2008, February 2, 2008 and November 3, 2007

(unaudited)

	November 1,	February 2,	November 3,
	2008	2008	2007
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$80,687	$134,025	$94,046
Short-term investments	—	9,110	24,257
Accounts receivable	23,421	16,944	29,160
Merchandise inventories	274,450	250,697	289,740
Deferred income taxes	33,925	29,161	22,895
Prepaid expenses and other current assets	61,406	67,954	62,999

Total current assets	473,889	507,891	523,097
Property and equipment, net	545,958	561,270	585,125
Goodwill	286,579	286,579	286,579
Deferred financing costs, net	1,370	288	379
Deferred income taxes	25,840	23,314	19,852
Other assets	20,051	14,413	13,351

Total assets	$1,353,687	$1,393,755	$1,428,383

Liabilities and Stockholders’ Equity
Current liabilities
Trade notes and accounts payable	$118,835	$125,388	$124,866
Accrued salaries and bonus	26,103	13,000	14,297
Accrued tenancy	44,693	44,945	45,502
Gift certificates and merchandise credits redeemable	38,043	54,564	35,891
Accrued expenses and other current liabilities	89,698	74,979	96,677

Total current liabilities	317,372	312,876	317,233
Deferred lease costs	224,646	230,052	229,431
Deferred income taxes	1,633	1,960	1,406
Other liabilities	18,560	9,383	10,034

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,476,328, 82,288,607 and 82,255,479 shares issued, respectively	561	560	559
Additional paid-in capital	788,638	781,048	776,433
Retained earnings	808,108	766,408	773,079
Accumulated other comprehensive loss	(4,230)	(3,460)	—

	1,593,077	1,544,556	1,550,071

Treasury stock, 25,358,195, 21,408,843 and 20,556,835 shares respectively, at cost	(801,601)	(705,072)	(679,792)

Total stockholders’ equity	791,476	839,484	870,279

Total liabilities and stockholders’ equity	$1,353,687	$1,393,755	$1,428,383